EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in HNI Corporation's Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

/s/ PricewaterhouseCoopers LLP
Chicago, IL
August 11, 2010